Exhibit 10.8
AGREEMENT
     This Agreement (“Agreement”), dated as of September 8, 2008 (the “Effective Date”), is between Superior Bancorp, its successors, assigns and affiliated companies (the “Company”) and James A. White (the “Executive”).
     1. Term. The term of this Agreement shall begin on the Effective Date and end on the third anniversary of the Effective Date.
     2. Employment of Executive. On the Effective Date Executive shall be employed as the Chief Administrative Officer of the Company and Superior Bank. Executive shall perform those duties as are customarily associated with his position and such other reasonable duties as may be assigned to him by the Company’s Chief Executive Officer.
     3. Compensation and Benefits. In consideration for Executive’s services, Executive shall receive the following compensation, in each case subject to any required withholdings:
     (a) Executive shall be paid in accordance with the Company’s normal payroll procedures an annual base salary of $275,000. Executive’s base salary will be reviewed on December 31, 2009 and annually thereafter.
     (b) Executive shall be eligible for all welfare benefit, pension benefit, and bonus and incentive compensation plans maintained by the Company on the same basis as other employees at Executive’s level within the Company.
     (c) Subject to approval by the Compensation Committee of the Company’s Board of Directors, Executive will receive options to purchase 25,000 shares of Company’s common stock upon such terms as are determined by the Compensation Committee.
     (d) Executive shall receive an automobile allowance of $500 per month.
     (c) Executive’s expenses of relocating his residence to Birmingham, Alabama shall be paid by the Company. Specifically, the Company will provide the Executive and his family with the use of a condominium residence in The John A. Hand Building at no cost to the Executive for up to 12 months, during which time Executive will seek local housing. The Company will reimburse the Executive for reasonable closing costs associated with the purchase of a new residence in the Birmingham, Alabama area. If the purchase of Executive’s new residence is financed by Superior Bank, Executive will receive the customary employee discount of one-half the origination fee. The Company will also reimburse the Executive for the reasonable and direct moving expenses associated with the moving of personal household goods both into the Company-provided condominium and into a new residence selected by the Executive. The Company shall pay Executive a relocation bonus equal to (i) $12,500 in the first payroll following the

Effective Date and (ii) $12,500 in the first regular payroll following the Executive’s purchase of a residence in the Birmingham, Alabama area.
     4. Termination of Executive’s Employment. (a) If, during the term of this Agreement, Executive voluntarily resigns his employment with the Company, or his employment is terminated by the Company for Cause (as defined below), then Executive shall receive unpaid salary and benefits which have accrued through the date of his termination of employment, and the Company shall have no further liability under this Agreement.
     (b) If, during the term of this Agreement, Executive’s employment is terminated by the Company for any reason other than for Cause (as defined below) or the Executive resigns his employment with the Company for Good Reason (as defined below), then Executive shall, within thirty (30) days from the date of termination of his employment, receive a lump sum payment, unreduced for early receipt, equal to his base salary as of the date his employment terminates for the period from the date of termination of his employment to the last day of the term of this Agreement. Provided, however, that in the event the termination of Executive’s employment with the Company triggers payments to Executive under the provisions of a Change in Control Agreement with the Company, any payments due to Executive under this Agreement shall be reduced by the amount of the payments made to Executive under the Change in Control Agreement.
     5. Cause Defined. The termination of the Executive’s employment shall be for “Cause” if it is a result of:
     (a) any act (including any omission or failure to act) that constitutes, on the part of the Executive, fraud, dishonesty, gross negligence, willful misconduct, incompetence, breach of fiduciary duty involving direct or indirect gain to or personal enrichment of the Executive, intentional failure to perform stated duties or to follow lawful direction of the Company’s Board of Directors or the corporate officer to whom he reports, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of this Agreement, or
     (b) the conviction (from which no appeal may be or is timely taken) of the Executive of (i) a felony, or (ii) a misdemeanor involving fraud or dishonesty, or
     (c) the suspension or removal of the Executive by federal or state banking regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time, provided, however, that in the case of clauses (a) and (b) above, such conduct shall not constitute Cause unless (i) there shall have been delivered to the Executive a written notice setting forth with specificity the reasons that the Company’s Board of Directors believes the Executive’s conduct constitutes the criteria set forth in clause (a) or (b), as the case may be, (ii) the Executive shall have been provided the opportunity to be heard in person by the Company’s Board of Directors (with the assistance of the Executive’s counsel if the Executive so desires), and (iii) after such hearing, the termination is evidenced by a resolution adopted in good faith by a majority of the members of the Company’s Board of Directors.
     6. Good Reason Defined. Executive’s resignation of employment with the Company shall be for Good Reason if such resignation follows the occurrence of any of the following events:
     (a) a material diminution in the Executive’s base compensation;
     (b) a material diminution in the Executive’s authority, duties or responsibilities;
     (c) a material change in the geographic location at which the Executive must perform services; or
     (d) any other action or inaction that constitutes a material breach by the Company of this Agreement.
Provided, however, that the Executive must provide written notice to the Company of the occurrence of such event, within thirty (30) days after the initial occurrence of such event. The Company shall have thirty (30) days following the receipt of such written notice to remedy the condition. If the event shall not have been remedied within such thirty-day period, the Executive’s employment shall terminate on the 31st day following the receipt of such written notice and Executive shall be entitled to the rights and benefits set forth in Section 4(b) of this Agreement.
     7. Non-Disclosure of Information. The Executive acknowledges that any documents and information, whether written or not, that came or come into the Executive’s possession or knowledge during the Executive’s employment by the Company, including without limitation the financial and business conditions, business methods, goals, operations, sales techniques or services of the Company and its affiliates or subsidiaries as the same may exist from time to time (collectively, “Confidential Information”), are valuable, special and unique assets of the Company’s business. The Executive will not, during or after the term of this Agreement: (a) disclose any written Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with the Company for any reason or purpose whatsoever, or (b) use any written Confidential Information for any reason other than to further the business of the Company. The Executive agrees to return immediately any written Confidential Information, and all copies thereof, upon the termination of the Executive’s employment. In the event of a breach or threatened breach by the Executive of the provisions of this Section 7, in addition to all other remedies available to the Company, the Company shall be entitled to an injunction restraining the Executive from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed, without the need to post bond or other security. In the event of any suit or arbitration with respect to the Executive’s obligations in this Section 7, the Executive shall pay all costs incurred by the Company in securing an injunction (or other equitable remedy) and/or damages, including reasonable attorneys’ fees and expenses; provided, however, in the event the Company is unsuccessful in obtaining any such remedy, the Executive shall have no liability for the Company’s costs in connection with such suit or arbitration.
     8. Enforcement of the Company’s obligations. In the event of any suit or arbitration with respect to the Company’s obligations under this Agreement, the Company shall pay all costs incurred by the Executive in securing an injunction (or other equitable remedy) and/or damages, including reasonable attorneys’ fees and expenses; provided, however, in the event the Executive is unsuccessful in obtaining any such remedy, the Company shall have no liability for the Executive’s costs in connection with such suit or arbitration.
     9. Choice of Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Alabama.
     10. Amendments. This Agreement may not be modified, amended or terminated except by a written document executed by the Executive and a duly authorized representative of the Company.
     11. Entire Agreement. This Agreement sets forth the entire agreement between the Company and the Executive with respect to the payments provided for herein.
     12. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Company and the Executive, their respective heirs, successors, assigns, personal representatives and affiliates; provided, however, that the Executive may not assign his right to any payment hereunder.
     13. Severability. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable for any reason, then the invalidity, illegality or unenforceability of that provision shall not affect any other provision of this Agreement. The Company and the Executive intend that this Agreement shall be interpreted as if any invalid, illegal or unenforceable provision were never included herein.

JAMES A. WHITE	SUPERIOR BANCORP

/s/ James A. White Executive	By:	/s/ C. Stanley Bailey C. Stanley Bailey
Chairman and Chief Executive Officer

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